Exhibit 10.15

2021 Commission Plan

The targets, performance objectives and/or quotas in effect for calendar year 2021 and the commissions that Participants are eligible to earn for calendar year 2021 (the “Plan Period”) are set forth in this Spire Global, Inc. (“Company”) 2021 Commission Plan (the “Plan”). The terms and conditions of participation in the Plan are set forth below.

1.

Administration. The Plan will be administered by CEO and CFO, acting jointly (the “Administrator”). The Administrator shall have sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Administrator under this Plan will be final and binding on each Participant.

2.

Eligibility. In order to participate in the Plan a person (i) must be selected for participation in the Plan by the Administrator and (ii) must sign and return the Targets and Performance Schedule attached hereto as Exhibit A. No amounts will be earned, paid or advanced under this Plan until Participant signs and returns the Targets and Performance Schedule to the Company. This Plan applies only to Accounts (as defined below) where the First Year and Renewal Bookings (as defined below) are determined and booked in calendar year 2021.

3.

Participant Specific Metrics. Each Participant will be assigned a Territory, Annual Target for calendar year 2021, Commission Rates, Above Target Commission Rate, Sales Team Employees and a Commission Cap, all of which are or will be set forth in Exhibit A. If Participant’s base salary changes, there will be no changes to any of the foregoing, unless separately agreed to in a writing signed by the Administrator.

4.	Commissions & Payment.

a.	Definitions. The following terms have the following meanings when used in this Plan:

“Above Target Commission Rate” means any Above Target Commission Rates set forth in Exhibit A.

“Accelerator Qualified Bookings” means a Booking in excess of a target specified in Exhibit A and eligible for Commission at an Above Target Commission Rate.

“Account” means a customer opportunity of the Company or its affiliates which is assigned to a Team Employee as the deal “Owner” in the Company’s sales management tool, and for which a Team Employee was materially involved in obtaining a fully executed and binding legal agreement with the Company or its affiliates to purchase the Company’s or its affiliates’ respective products or services, but which, for the avoidance of doubt, do not include Letters of Intent, Memoranda of Understanding, Commitment Letters and any other preliminary or pre-contractual documents. The Administrator, in its discretion, may determine whether the criteria above have been satisfied for any particular customer, including, without limitation, whether a customer has been appropriately assigned to a Team Employee in the Company’s sales management tool, whether a Team Employee was or was not materially involved in obtaining a fully executed and binding legal agreement, and whether such an agreement was in fact fully executed and binding within the relevant period.

“Advance Commission Payment” means any Commission paid out in advance of when earned under this Plan, including, without limitation, draws, estimated advances, payments on amounts that are not Bookings and payments not otherwise due at the time they are made.

“Applicable Accounting Principles” shall mean US Generally Accepted Accounting Principles as published by the Financial Accounting Standards Board and any replacement principles or standards to the foregoing.

“Bookings” shall mean any First Year or Renewal Bookings accepted and deemed to have occurred under the Bookings Policy.

“Bookings Policy” shall mean the Spire Global, Inc. Accounting Policy and Procedures – Sales Bookings, as in effect from time to time.

“Commission” means all amounts earned by (or advanced to) a Participant under this Plan, including Advance Commission Payments.

“Commission Cap” means the Commission Cap set forth on Exhibit A, which constitutes the maximum amount that a Participant can earn for the Plan Period under Section 4(b) of the Plan.

“Company Products” means all [Mr. Lusk: Maritime/Sense/AIS, Aviation/AifSafe/ADS-B and Weather Prediction/Numeric Weather Prediction (NWP) products and services][Mr. Johnson and Ms. Condor: products and services] provided by Spire.

“First Year Bookings” means ACV Bookings (as determined in accordance with the Bookings Policy) from an Account for the first twelve months of the underlying binding agreement. For the avoidance of doubt, if an underlying binding agreement is for a period of less than twelve months, the ACV Bookings will be calculated based on such shorter period of time.

“Out Year Bookings” means the amount of a booking to an Account for any periods of the underlying binding agreement following the first or current twelvemonths.

“Overpayments” mean any amounts paid to Participant as a form of commission (including, without limitation, any Commissions, Advance Commission Payments, other pre- Commission payments or overpayments under the Plan and under any prior sales compensation plan) that are not ultimately earned under the terms of the applicable plan, whether based on violation of or reversal under the Company’s Bookings Policy, violation of Section 9, failure of actual Commissions due to cover previous Advance Commission Payments, crediting errors or any other reason where actual First Year and Renewal Bookings fall short of First Year and Renewal Bookings originally reported for purposes of calculating Commissions previously paid (and regardless of whether such adjustment occurs prior to or following actual collection by the Company from the Account or payment to the Participant of the related Commission).

“Plan Period” means January 1, 2021 until December 31, 2021, provided, that the Plan shall continue to apply to Out Year Bookings following December 31, 2021 until such time as such Out Year Bookings are no longer eligible for compensation under the terms of the Plan.

“Renewal Bookings” means ACV Bookings (as determined in accordance with the Bookings Policy) from an existing Account for the next twelve months of the underlying binding agreement. For the avoidance of doubt, if an underlying binding agreement is for a period of less than twelve months, the ACV Bookings will be calculated based on such shorter period of time.

“Revenue” shall mean the Company’s revenue recognized as generated in 2021 in accordance with Applicable Accounting Principles.

“SPIFs” shall have the meaning given to such term in Section 11.

“Spire Above Target Commission Rate” means the Spire Above Target Commission Rate set forth on Exhibit A, which rate is applicable only to the portion of Bookings & Revenue which qualify as Accelerator Qualified Bookings.

“Spire Annual Target” means, for the calendar year of 2021, the amount set forth in Exhibit A under Spire Annual Target.

“Spire Base Commission Rate” means the Spire Base Commission Rate set forth on Exhibit A, which rate is applicable to Bookings & Revenue.

“Spire Bookings & Revenue” means:

(a) all Bookings for Company Products booked during the Plan Period by the Company but excluding any Team Bookings; plus

(b) the Company’s Revenue for the Plan Period.

For the avoidance of doubt:

(x) where a First Year or Renewal Booking also results in the Company receiving Revenue during the Plan Period, the First Year or Renewal Booking shall be included in (a) above and the Revenue received shall be included in (b);

(y) where a Team Booking also results in the Company receiving Revenue during the Plan Period, any Team Booking shall not be included in (a) above (because it receives Commission as part of the Team Annual Target) but the Revenue received shall be included in part (b) above.

“Team Above Target Commission Rate” means the Team Above Target Commission Rate set forth on Exhibit A, which rate is applicable only to the portion of Team Bookings which qualify as Accelerator Qualified Bookings.

“Team Annual Target” means, for the calendar year of 2021, the amount set forth in Exhibit A under Team Annual Target.

“Team Base Commission Rate” means the Team Base Commission Rate set forth on Exhibit A, which rate is applicable to Team Bookings.

“Team Bookings” means for a particular period all First Year and Renewals Bookings for Company Products booked during that period by the Team Employees. Any Bookings (including any Personal First Year and Renewal Bookings) on Participant’s Accounts shall count as a Team Bookings.

“Team Employees” means the Company employees listed in Exhibit A.

“Territory” means the territory set forth in Exhibit A.

“Third Party Data” means any data procured from third parties and supplied as part of the Company’s products or services.

b.	Commissions.

i.	Team Bookings. The Participant’s commission for Team Bookings for each calendar month of Plan Period will be determined as follows:

1.

for all Team Bookings booked in such calendar month by the Company or its affiliates (other than Team Bookings that qualify as Accelerator Qualified Bookings as they exceed the Team Annual Target): the Team Base Commission Rate, multiplied by such Team Bookings;

2.

for any calendar month in which the Team Bookings booked in such calendar month together with Team Bookings booked in all prior calendar months of the Plan Period exceed the Team Annual Target (as measured as of the end of such calendar month): an amount calculated by multiplying such Team Bookings for such calendar month that are in excess of the Team Annual Target, by the Team Above Target Commission Rate.

ii.	Spire Bookings and Revenue. The Participant’s commission for Spire Bookings and Revenue for each calendar month of Plan Period will be determined as follows:

1.

for all Spire Bookings & Revenue booked in such calendar month by the Company or its affiliates (other than Spire Books & Revenue that qualify as Accelerator Qualified Bookings as they exceed the Spire Annual Target): the Spire Base Commission Rate, multiplied by such Spire Bookings & Revenue;

2.

for any calendar month in which the Spire Bookings & Revenue booked in such calendar month together with Spire Bookings & Revenue booked in all prior calendar months of the Plan Period exceed the Spire Annual Target (as measured as of the end of such calendar month): an amount calculated by multiplying such Spire Bookings & Revenue for such calendar month that are in excess of the Spire Annual Target, by the Spire Above Target Commission Rate.

iii.

Out Year Bookings. Provided that Participant remains employed by the Company or its affiliates in a position eligible to participate in the Plan as of the date the related First year and Renewal Booking is rendered, then a Participant’s commissions for Out Year Bookings for each calendar month of the Plan Period following calendar year 2021 will be determined by the Administrator and described in a future Commissions Plan at the time such Out Year Bookings are booked rather than the time of the First Year and Renewal Bookings.

iv.

Commission Cap. Notwithstanding anything in this Plan to the contrary, no payment shall be due to the extent, but only to the extent, such payment, when added to all previous payments under this Section 4(b), exceeds the Commission Cap.

c.	Commission Calculation Rules.

i.

Currencies. Any amounts not recognized in the currency of a Participant’s Annual Target will be converted to such currency for purposes of calculating the commission payments at the same rate as used by the Company or its affiliates for their financial reporting purposes.

ii.

De-Booking. In the event an Account on which Commission has previously been paid or the Team Annual Target has previously been credited is subsequently removed as a Booking for any reason in accordance with the Company’s Bookings Policy (as in effect from time to time), then Participant’s achievement against the Team Annual Target will be retroactively adjusted to account for such de-booking and Commissions previously paid may be determined to be an Overpayment (as defined below) in the discretion of the Administrator.

iii.	Out Year Bookings. Out Year Bookings that have been booked in the calendar year 2021 shall not be taken into account for purposes of determining achievement against Team or Spire Annual Targets.

iv.

Splits. If multiple employees of the Company or its affiliates have contributed to the procurement or conclusion of an Account subject to commission, each person involved shall be entitled only to a portion of the commission (not to exceed 100% across all involved persons) with the Administrator having the right to divide the commission among the individual employees involved in his/her/its fair discretion based on the efforts made by each such party to bring about the Account, after hearing the concerned persons, unless all persons have reached an agreement on how the commission should be divided. As regards to the division of the commission, the Commission Rates specified in Exhibit A shall be applied to the portion of the Account so allocated to such Participant. Only one Participant shall register the Account in the Company’s sales management tool and will flag such Account as a split commission account in such tool.

v.

Third Party Data Costs. The Company reserves the right not to pay any Commission where the value of (a) the Commission due on the Booking; plus (b) any costs reasonably attributable to any Third Party Data provided to a customer as part of that Booking, together exceeds the value of the Booking.

5.	Payment. Commissions will be paid by the end of the month immediately following the calendar month to which they relate.

6.

Changes. The Company has developed this Plan on the basis of existing forecasts, market and economic conditions, launch schedules, product development plans, and other factors it determines are appropriate. The Company may, in its sole discretion, add to, amend, modify or discontinue this Plan or any of the terms or conditions of this Plan at any time, provided that either (i) such change does not reduce Commissions already earned under the Plan or (ii) such change will be effective as of the start of the next calendar quarter.

7.

Transfers; Termination. If a Participant transfers from his/her position to another position that is not eligible under this Plan or transfers from an ineligible position into one that is eligible under this Plan or if a Participant’s employment is terminated for any reason, his/her Commissions for the calendar quarter in which the transfer or termination is effective shall be based on actual performance as of the date of such change or termination. All rights to Commissions or other payments under this Plan for First Year and Renewal Bookings or Out Year Bookings recognized following the date of a termination or transfer to an ineligible position shall cease upon the effective date of such termination or transfer.

8.

Restrictions. Participant shall not, under any circumstances, make unauthorized verbal or written commitments or statements regarding the Company’s or any of its affiliates’ position with regard to competitors, suppliers or customers; alter the Company’s or any of its affiliates’ standard contract forms by making unauthorized verbal or written commitments; assign or give any gifts or money including but not limited to part of his/her compensation to any person, customer, or third party as an inducement, or accept any gratuity from third parties when engaged in activities related in any way to the conduct of the Company’s or any of its affiliates’ business; or violate any law, policy or procedure applicable to this Plan, the Company or any of its affiliates. Any losses of the Company or its affiliates due to breach by Participant of any of the foregoing may be determined by the Administrator, in his/her/its sole discretion, to constitute an Overpayment under the Plan.

9.

Deductions; Clawbacks. Notwithstanding any provision of this Plan to the contrary, in the event of any Overpayment, Participant is obligated to repay the amount of such Overpayment under the Plan in full to the Company. Any such Overpayment is a liability of Participant owed to the Company until it is fully paid. By signing Exhibit A, Participant hereby authorizes the Company, to the fullest extent permitted by applicable law, to deduct, from time to time in its sole discretion, any Overpayment from any and all amounts otherwise payable or owed by the Company to Participant, whether as commission, salary or otherwise, including any such amounts payable upon termination of employment. Termination of employment and/or expiration of the Plan Period shall not in any way limit or terminate Participant’s liability to repay all Overpayments.

10.

SPIFs. From time to time the Administrator may establish special incentive program funds (“SPIFs”) to encourage certain types of actions during specific time periods. Such SPIFs may be on an individual or group basis, may include only particular categories, contract types or other behavior, and will be subject to certain requirements, all as determined by the Administrator in its sole discretion. The terms of each SPIF will be notified to qualified Participants in writing. The Administrator will determine when and whether a payout under a SPIF has been earned in its sole discretion. No SPIF will be deemed to alter or amend any term of this Plan.

11.

Entire Agreement; No Trust. This Plan is the only incentive compensation agreement between the Company and each Participant. This Plan covers First Year and Renewal Bookings in calendar year 2021 only. Nothing in this Plan may be construed to give any person any right to be paid any amount other than under the terms of this Plan. Nothing contained in this Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company and any Participant or any other person. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for a Participant’s benefit. Nothing herein will be construed so as to establish an employment relationship between Participant and any of the Company’s affiliated companies.

12.

Disputes. In the event that there is a claim, dispute or disagreement relating to any matter under this Plan, it is the responsibility of each Participant and the Administrator to resolve the issue. All claims raised by a Participant must be submitted in writing within 30 days of learning of the dispute underlying such claim. Failure to submit a written claim within 30 days shall constitute a waiver of any claims regarding the underlying dispute.

13.

No Change to Employment Conditions. All other conditions of employment of each Participant will remain in effect without modification, including, without limitation, those set forth in each Participant’s respective Employment Offer Letter, Contract of Employment and/or other agreements signed in connection with the commencement of employment. This Plan shall be deemed to be the Company’s Proprietary Information or Confidential Information, as the case may be, under such employment documentation.

Exhibit A

Targets & Performance Schedule